EXHIBIT 23.06

CONSENT OF SIMPSON THACHER & BARTLETT LLP

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (the “Registration Statement”), being filed by Symantec Corporation pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our opinion included as Exhibit 8.02 to the Registration Statement on Form S-4 (No. 333-122724) (the “Prior Registration Statement”) and to the references to our firm name under the headings “SYMANTEC PROPOSAL NO. 1 AND VERITAS PROPOSAL NO. 1 — THE MERGER — Material United States Federal Income Tax Considerations” and “LEGAL MATTERS” in the joint proxy statement/prospectus included in the Prior Registration Statement and incorporated by reference into the Registration Statement.

June 30, 2005

/s/ SIMPSON THACHER & BARTLETT LLP